Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 15th day of June, 2006 by and between SANKOSHA ENGINEERING CO., LTD. (“Purchaser”), a Japanese corporation, and ALLIANCE LAUNDRY SYSTEMS LLC, a Delaware limited liability company (“Seller”).

RECITALS:

A. Seller is in the business of manufacturing and selling commercial laundry, pressing and finishing equipment and related equipment and accessories. Seller manufactures and sells pressing and finishing equipment and related accessories under the “AJAX” trade name and trademark (collectively, the “Products”).

B. Seller desires to sell, and Purchaser desires to purchase from Seller, certain of the intellectual property and intangible assets of Seller that relate to the Products, on the terms and conditions set forth in this Agreement.

AGREEMENTS:

In consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Sale and Transfer of Assets. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants of the parties contained herein, Seller hereby sells, transfers, assigns and delivers to Purchaser, and Purchaser hereby purchases from Seller as of the Effective Time (as defined below), the following assets of Seller (tangible and intangible) to the extent the same relate to the Products (collectively, the “Purchased Assets”):

(a) Intellectual Property.

(i) all intellectual property rights relating to the Products, including those patents set forth on Schedule I hereto and all applications and registrations related to the foregoing;

(ii) all trade names, trademarks, and domain names that are used in connection with the manufacture, sale and distribution of the Products and all applications (to the extent transferable) and registrations related to the foregoing, and specifically including, but not limited to, all right title and interest of Seller in and to the trademark AJAX and all registrations and applications for registration thereof anywhere in the world, including those specifically set forth on Schedule I hereto, and all goodwill of Seller’s business (as it relates to the Products) relating to the foregoing;

(iii) all copyrights (if any), writings and designs;

(iv) all inventions, trade secrets, research and developments and improvements, including all confidential information relating to the foregoing;

(v) any and rights and claims related to the foregoing, including any and all infringement claims against any third parties relating thereto (whether occurring prior to or after the date of this Agreement).

All of the forgoing are hereinafter sometimes collectively referred to as the “Intangible Assets.”

(b) Technology, Records and Documents. All technologies, technical information, specifications, drawings and blueprints (including, but not limited to, those drawings identified in Schedule I attached hereto), processes and procedures (as they currently exist) in whatever form (whether oral, written, machine readable, visual or conceptual) developed, related to and/or used in connection with the design and manufacture of the Products, including such documents and information used by Seller in the manufacture of the Products, including any research and development records and documents and information otherwise in the possession of Seller related thereto (collectively, “Technical Information”). The term “Technical Information” shall also mean and include any such information which is owned by or in the possession and control of Seller’s affiliated and related companies relating to the Products; and

(c) Books and Files. All books, records and files (as they currently exist), related to the foregoing.

2. Retained Assets. All other assets and properties related to the Products, including without limitation machinery, equipment, furniture, fixtures and all other tangible personal property, inventory (whether raw materials, work-in-process or finished goods), supplies, accounts receivable, contract rights and all other assets not specifically enumerated in Section 1 above, shall be retained by and remain the property of Seller.

3. Liabilities. Purchaser shall not in any manner assume or be liable or responsible for any of the liabilities, debts, or obligations of Seller of any nature whatsoever, whether actual, contingent or accrued, known or unknown (“Excluded Liabilities”), which Excluded Liabilities shall be retained by, and be the sole and exclusive obligation of, Seller. Seller shall be solely and exclusively responsible for (and shall indemnify Purchaser from and against) and shall pay any and all United States federal, state and local sales, use, transfer, transfer gains or similar taxes payable in connection with the sale of the Purchased Assets.

4. Purchase Price; Payment; Allocation. The purchase price for the Purchased Assets shall be One Million Two Hundred Thousand Dollars ($1,200,000.00) (the “Purchase Price”). The Purchase Price shall be paid in full at the Closing by wire transfer to an account designated by Seller. The Purchase Price will be allocated, for tax purposes, among the Purchased Assets as follows:

Brand (trademark, logo)	$138,400
Patents	$52,200
Drawings, Intellectual Prop.	$140,000
Goodwill and other intangibles	$869,400

Total	$1,200,000

5. Closing. The closing of the transactions contemplated by this Agreement shall take place simultaneously with the execution of this Agreement by the parties hereto (the “Closing”), and shall be effective as of 12:01 A.M. on the date of this Agreement (“Effective Time”). The Closing will take place at the offices of Whyte Hirschboeck Dudek S.C. in Milwaukee, Wisconsin. All matters at the Closing shall be considered to take place simultaneously and no delivery of any document shall be deemed complete until all transactions and delivery of documents are completed.

6. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that as of the date of this Agreement:

(a) Authorization of Agreement. Seller is a limited liability company validly existing under the laws of the State of Delaware. Seller (a) has all necessary limited liability company power and authority to manufacture and sell the Products, (b) possesses all licenses, franchises, rights and privileges necessary to manufacture and sell the Products, and (c) has all necessary power and authority to execute and deliver this Agreement and the other agreements and ancillary documents to be executed and delivered pursuant to this Agreement and to consummate the transactions provided for herein and therein. The execution, delivery and performance of this Agreement have been duly authorized by all requisite action of Seller’s members, managers or other governing body. The execution and delivery of this Agreement and the other agreements to be executed and delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, conflict with, result in or constitute a breach, default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any law, rule, regulation, statute, order, judgment or decree or any contract, agreement, lease, license or instrument to which Seller is a party or by which Seller or the Purchased Assets are bound or affected. This Agreement is, and each other agreement and document to be executed by Seller pursuant hereto will be, when so executed, a valid and binding obligation of Seller, enforceable in accordance with its terms.

(b) Title to Purchased Assets. Except with respect to the Intangible Assets, as to which Seller only makes the representations and warranties provided in Section 6(d) below and except for Liens (as defined below) all of which will be terminated at or prior to Closing, Seller owns all right, title and interest in and to the Purchased Assets and has good and marketable title, solely and exclusively, to all Purchased Assets, free and clear of any and all mortgages, security interests, title retention agreements, options or warrants to purchase, rights of first refusal, liens, easements, encumbrances, restrictions, claims or rights of ownership (whether express or implied, written or oral), and other burdens or claims of ownership rights or interests (or options to purchase any such rights or interests) of any nature whatsoever (“Liens”). None of the Purchased Assets is subject to any restriction with respect to the transferability thereof and Seller has the full power and right to sell, assign, convey and deliver the Purchased Assets to Purchaser as contemplated hereby.

(c) Litigation and Proceedings. There are no causes of action, investigations, inquiries, suits, actions or legal, administrative, arbitrative or other proceedings, or any claims or demands (“Claim”) pending or, to Seller’s knowledge, threatened against the Purchased Assets or against Seller with respect to or affecting the Purchased Assets, and/or Seller’s right, title or interest therein.

(d) Intangible Assets.

(i) Seller owns and has good and marketable title, solely and exclusively, to the patents (and all applications therefore), copyrights, registrations relating to all the registered trademarks, registered service marks and trade names, and the domain names included within the Intangible Assets in each case as set forth on Schedule I hereto, and Seller’s interest in the Intangible Assets is free and clear of any and all mortgages, security interests, title retention agreements, options or warrants to purchase, rights of first refusal, liens, easements, encumbrances or restrictions. None of the Intangible Assets is subject to any restriction with respect to the transferability thereof and Seller has the full power and right to sell, assign, convey and deliver the Intangible Assets to Purchaser as contemplated hereby. To Seller’s knowledge, no third party is using the trade mark or trade name Ajax (or any mark confusingly similar thereto) in violation of Seller’s rights in and to the Ajax mark in relation to the Products.

(ii) Except for annuity, maintenance, renewal and other similar or related fees, there are no royalties, honoraria, fees or other payments payable by Seller to any person by reason of the ownership, use, license, sale, disposition or use of the Intangible Assets and no agreement, understanding or arrangement of any nature whatsoever exists relative thereto.

(iii) No claim of infringement or other claim has been made, asserted, or, to the knowledge of Seller, threatened by or against Seller to the effect that any Intangible Asset or any Product currently manufactured, designed or sold by Seller (and/or its affiliated and related companies) interferes or has interfered with, infringes on or has infringed upon, misappropriates, unfairly competes or otherwise conflicts with any intellectual property rights of any other person. No claim of misappropriation or misuse of any invention, trade secret or other proprietary rights included among the Intangible Assets (including any claim that Seller must license or refrain from using any intellectual property rights of any third party), has been made, asserted, or, to the knowledge of Seller, threatened by or against Seller.

(iv) There is currently no dispute, action, suit or proceeding pending, or to the knowledge of Seller, threatened which challenges the legality, validity, enforceability, registration, use or ownership of any Intangible Assets.

(e) Seller has not entered into any agreement or arrangement with any third party granting any right, title or license in and to the Purchased Assets (or the right to use any of the Purchased Assets) in any manner whatsoever, including, but not limited to any trademark license, patent license or other right and/or privilege in connection with the Purchased Assets.

(f) “Knowledge” of Seller. When used in this Section in reference to Seller, the terms “knowledge,” “known” or “know” shall mean facts, circumstances, information and data actually known to the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer or any member or director of Seller as of the date of this Agreement.

(g) Seller has complied with and is operating in compliance with all laws, rules, regulations, and orders applicable to Seller and the conduct of its business as it relates to the Products, and the ownership or operation of its properties, the violation of which would have a material adverse effect upon the Purchased Assets.

(h) Seller and the members, managers, officers, directors or agents of Seller have not employed any investment banker, business consultant, broker or finder, or incurred any liability for any investment banking, business consultant, brokerage or finders’ fees or commissions in connection with the transactions contemplated herein.

(i) No filing with, and no permit, authorization, consent or approval of, any governmental or regulatory agency is necessary in connection with the execution, delivery or performance by Seller of this Agreement or for the consummation by Seller of the transaction contemplated by this Agreement. All statutory requirements for the valid consummation by Seller of the transaction contemplated by this Agreement have been fulfilled; all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit consummation by Seller and Purchaser of the transactions contemplated by this Agreement have been obtained.

7. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that as of the date of this Agreement:

(a) Corporate Organization. Purchaser is a corporation validly existing under the laws of the jurisdiction of its incorporation. Purchaser has all corporate power and authority necessary to own, operate and lease its properties and carry on its businesses as now conducted.

(b) Authorization of Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the other ancillary agreements and documents to be executed and delivered pursuant to this Agreement and to consummate the transactions provided for therein. The execution and delivery of this Agreement and the other agreements to be executed, delivered and performed pursuant to this Agreement by Purchaser, and the performance by it of the obligations to be performed thereunder, have been duly authorized by all necessary and appropriate corporate action. The execution and delivery of this Agreement and the other ancillary agreements and documents to be executed and delivered pursuant to this Agreement and the consummation of the transactions contemplated thereby do not and will not conflict with or result in a breach of, or constitute a default under, the terms or conditions of Purchaser’s Articles of Incorporation or By-Laws (or similar governing document or agreement), or any law, rule, regulation, statute, order, judgment or decree or any agreement or instrument to which Purchaser is a party or by which Purchaser or its assets are bound or affected. This Agreement is, and each other ancillary agreement and document to be executed by Purchaser pursuant hereto will be when so executed, a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general equitable principles.

8. Limitations on Buyer’s Rights to Sell Certain Products.

(a) Notwithstanding the sale of the Purchased Assets (including the trademark and trade name AJAX) to Purchaser hereunder, Purchaser agrees, for itself and its direct and indirect subsidiaries, affiliates, successors and assigns, that it will not, directly or indirectly, engage in the manufacture, sale or distribution of washers, washer extractors, standard dryers or tumbler dryers, in each case bearing the trademark AJAX (or any derivation thereof or name or mark confusing similar thereto) anywhere within the world, for a period of twenty (20) years from and after the date of this Agreement. To the extent that Purchaser shall enter into a licensee agreement with a licensee granting such licensee the right to manufacture Products bearing the Ajax trademark, any such license shall contain a provision restricting such licensee from manufacturing washers, washer extractors, standard dryers or tumbler dryers under the Ajax trademark.

(b) If the provisions of this Section 8 shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Section 8 or affecting the validity or enforceability of this Section 8 or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Section 8 or affecting the validity or enforceability of such provision in any other jurisdiction.

(c) In the event of the breach or threatened breach by Purchaser (or its affiliates, successors or assigns) of any of the provisions of this Section 8, Seller, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

9. Trademark License to Seller; Seller’s Continuing Business.

(a) Purchaser will grant to Seller a royalty free, paid up, world-wide, non-transferable license (the “Seller License”) to use the trade name and/or trademark AJAX on or in connection with (i) the sale of service and repair parts and components for a period of ten (10) years from the date of this Agreement; and (ii) the sale of Products and related goods, through October 31, 2006, to allow Seller to deplete its current finished goods inventories of such Products and related goods. Notwithstanding the foregoing, Seller shall not, at any time following the Closing, use the AJAX trade name in conjunction with Seller’s corporate or business name or the name of any division or subsidiary of Seller. The Seller License shall be in the form of Exhibit A attached hereto.

(b) Nothing in this Agreement shall prohibit Seller from manufacturing, selling or distributing any goods or products of any kind whatsoever that are competitive with the business of Purchaser; provided however that, in any event, following the Closing, Seller shall cease the use of the trademark AJAX (and any mark that is confusingly similar thereto) in connection with the sale of any goods or products (except to the extent permitted by the Seller License).

10. Closing Deliveries; Removal of Assets.

(a) Purchaser’s Deliveries at Closing. Purchaser shall deliver or cause to be delivered to Seller the following documents at or prior to Closing:

(i) Seller License duly executed by Purchaser; and

(ii) Payment of the Purchase Price in the manner provided in Section 4 above.

(b) Seller’s Deliveries at Closing. Seller shall deliver or cause to be delivered to Purchaser the following documents at or prior to Closing:

(i) A Bill of Sale and Assignment duly executed by Seller, in form reasonably satisfactory to Purchaser and its counsel, transferring and conveying all right, title and interest in and to the Purchased Assets (together with possession and control of the Purchased Assets, provided however that the drawings referenced in Schedule I shall be delivered to purchaser no later than thirty (30) days after the Closing);

(ii) Assignments of the patents, trademarks, trade names, domain names included among the Purchased Assets, in form reasonably acceptable to Purchaser and its counsel and suitable for recording, as appropriate, in the respective jurisdictions to which they apply;

(iii) A receipt for the Purchase Price; and

(iv) Releases/terminations of all mortgages, security interests and other liens against the Purchased Assets in form and substance satisfactory to Purchaser and its counsel.

(c) Removal of Purchased Assets. Purchaser shall arrange for and bear all costs (not including the costs of Seller’s personnel or occupancy costs of Seller’s premises) incurred in connection with the removal of the Purchased Assets from Seller’s premises. Seller will cooperate with Purchaser in the removal of the Purchased Assets from Seller’s premises, including, without limitation, by providing Purchaser with reasonable access to Seller’s premises after the Closing (provided that such access is pre-arranged with Seller in advance and during normal working hours of Seller); provided that Purchaser shall complete its removal of the Purchased Assets from Seller’s premises not later than thirty (30) days following the Closing, or as otherwise mutually agreed to by Seller and Purchaser after the Closing.

11. Survival of Representations and Warranties; Indemnification.

(a) Survival. All representations and warranties of a party contained in this Agreement or in any certificate or other document delivered pursuant hereto shall survive the Closing Date for a period of one (1) year following the Closing, except for the representations and warranties contained in Subsections 6(a), 6(b) and 6(d)(i) and 7(a) and 7(b), which shall survive indefinitely (the period of survival of any representation or warranty being referred to as its “Survival Period”).

(b) Indemnity. From and after the Closing, the parties shall indemnify each other as provided in this Section 11. The party seeking indemnification is sometimes referred to herein as the “Indemnified Party” and the party from which indemnification is sought is sometimes referred to as the “Indemnifying Party.” For purposes of this Agreement, “Damages” shall mean any losses, liabilities, damages, costs and/or expenses (including reasonable out-of-pocket attorneys’ fees and expenses) actually incurred in connection with any actions, suits, demands, assessments, judgments and settlements, in any such case reduced by the amount of insurance proceeds recovered from any person or entity with respect thereto. The indemnification obligations of Purchaser and Seller under this Section 11 shall constitute the sole and exclusive remedies of Seller and Purchaser, respectively, for the breach of any covenant, agreement, representation or warranty in this Agreement by Seller or Purchaser, as the case may be, and, Seller and Purchaser shall not be entitled to rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which such rights and/or claims are hereby waived by Purchaser and Seller.

(c) Seller’s Indemnification Covenants. Seller will indemnify Purchaser and its officers, directors, agents, employees and affiliates (“Purchaser Indemnitees”) and hold them harmless from and against Damages sustained or incurred by them as a result of, arising out of or incidental to:

(i) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or in any certificate or other document or instrument delivered by Seller to Purchaser in connection with the transactions contemplated hereby;

(ii) any failure of Seller to comply with, or any breach or nonfulfillment by Seller of, any covenant of Seller set forth in this Agreement or in any certificate or other document or instrument delivered by Seller to Purchaser in connection with the transactions contemplated hereby;

(iii) any failure of Seller to timely pay, perform or discharge when due any Excluded Liabilities; and

(iv) any and all claims asserted, or actions brought against, Purchaser relating to any products sold by Seller prior to the date of this Agreement or thereafter pursuant to the Seller License granted to Seller.

(d) Purchaser’s Indemnification Covenants. Purchaser will indemnify Seller and its officers, directors, agents, employees and affiliates (“Seller Indemnitees”) for and hold them harmless from and against Damages sustained or incurred by them as a result of, arising out of or incidental to:

(i) any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or in any certificate or other document or instrument delivered by Purchaser to Seller in connection with the transactions contemplated hereby; or

(ii) any failure of Purchaser to comply with, or any breach or nonfulfillment by Purchaser of any covenant of Purchaser set forth in this Agreement, or in any certificate or other document or instrument delivered by Purchaser to Seller in connection with the transactions contemplated hereby;

(iii) any claim, demand, liability or obligation arising from or related to the Purchased Assets, Purchaser’s conduct of its business or the production or sale of any Products by Purchaser, its affiliates, successors or assigns, or any other act or omission of Purchaser occurring subsequent to the Effective Time; provided, however, that Purchaser shall not be required to indemnify Seller with respect to any claims alleging any infringement by the Intangible Assets upon the intellectual property rights of any third parties, to the extent such infringement relates to (i) Products that are manufactured or sold by Seller or (ii) Products that are manufactured or sold by Purchaser, provided, in the case of this clause (ii), that the Product(s) that is the subject of any such claim(s) was manufactured strictly in accordance with the Technical Information and without any modifications thereto.

(e) Claims for Indemnification. Promptly upon an Indemnified Party’s obtaining knowledge of any facts causing it to believe that it has or will have a claim for indemnification against any Indemnifying Party or Parties hereunder, the Indemnified Party shall give written notice of such claim (a “Claim Notice”) to the Indemnifying Party or Parties. Such written notice shall set forth the nature and (to the extent then known) the amount of Damages incurred by or threatened against the Indemnified Party. Notwithstanding the foregoing, the right of indemnification hereunder shall not be affected by any failure of the Indemnified Party to give or by its delay in giving such notice unless, and then only to the extent that, the rights of the Indemnifying Party are prejudiced as a result of such failure or delay.

(f) Limitations on Indemnification.

(i) Notwithstanding any other provision of this Agreement, Purchaser shall not be entitled to make a claim against Seller under Section 11(c)(i), and Seller shall not be entitled to make a claim against Buyer under Section 11(d)(i), respectively, until the aggregate amount of Damages arising under Section 11(c)(i) or 11(d)(i), as the case may be, exceeds Fifty Thousand Dollars ($50,000.00) (the “Indemnification Threshold”). In the event that the aggregate amount of Damages recoverable from an Indemnifying Party exceeds the Indemnification Threshold, such party shall be responsible for all such Damages, but only to the extent they exceed the Indemnification Threshold, and subject to the Indemnification Cap (as defined below).

(ii) Notwithstanding any other provision of this Agreement, (A) the aggregate indemnification obligations of Seller under Section 11(c) and (B) the indemnification obligation of Buyer under Section 11(d), respectively, will not exceed an aggregate of One Million Two Hundred Thousand Dollars ($1,200,000.00) (the “Indemnification Cap”).

(iii) The obligation of Seller to indemnify under Section 11(c)(i) shall expire on the date on which the Survival Period applicable to the representation or warranty in question expires in accordance with Section 11(a); provided that a Purchaser Indemnitee’s right to indemnification shall be preserved as to any matter as to which it has delivered a Claim Notice to Seller prior to the expiration of such Survival Period.

12. Product Liability Claims. In addition to any other provisions of, and obligations of the parties under, this Agreement: (a) Seller shall indemnify, defend and hold Purchaser harmless from and against any and all product liability claims asserted against Purchaser arising from or attributable to any goods or products manufactured, distributed or sold by Seller, and (b) Purchaser shall indemnify, defend and hold Seller harmless from and against any and all product liability claims asserted against Seller arising from or attributable to any goods or products manufactured, distributed or sold by Purchaser.

13. Confidentiality. All confidential or proprietary information or work product relating to the Purchased Assets which is known to Seller as of the Closing will be the sole property of Purchaser. Seller shall take reasonable steps to protect all of the following from misuse, loss, theft, or accidental disclosure in accordance with Seller’s internal policies and procedures with regard to its own confidential and proprietary information: (i) the Technical Information, and (ii) to the extent included among the Purchased Assets, all inventions, trade secrets, research and developments and improvements, including all confidential information relating to the foregoing.

14. Miscellaneous.

(a) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14(a)):

if to Seller:	Alliance Laundry Systems LLC P.O. Box 990 Shepard Street Ripon, WI 54971-0990 Attn: Vice President, Chief Financial Officer Facsimile No. (920) 748-1629

with a copy to:	Whyte Hirschboeck Dudek S.C. 555 E. Wells Street, Suite 1900 Milwaukee, Wisconsin 53202 3819 Attention: John F. Emanuel Facsimile No. (414) 223-5000

if to Purchaser:	Sankosha Engineering Co., Ltd. c/o Sankosha USA, Inc. 1901 Landmeier Road Elk Grove Village, Illinois 60007 Attention: President Facsimile No. 847-427-9634

With a copy to:	Masuda, Funai, Eifert & Mitchell, Ltd. 1475 E. Woodfield Road, Suite 800 Schaumburg, Illinois 60173 Attention: Joseph S. Parisi Facsimile No. (847) 734-1089

Notwithstanding the foregoing, written notice given to any person shall be effective upon its actual receipt by the person entitled to receive it.

(b) Public Announcements. Except for disclosures by the parties to their respective lenders, investors and professional advisors, and except for Seller’s public filings as required by the Securities and Exchange Commission, neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by law, regulation or applicable stock exchange rule or regulation, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

(c) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(d) Entire Agreement. This Agreement, together with Seller License and all other agreements, documents and instruments to be delivered or executed at Closing, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof.

(e) Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller or Purchaser); provided, however, that (i) Purchaser or Seller may assign this Agreement or any of their respective rights and obligations hereunder to one or more of their respective affiliates and (ii) either party may assign this Agreement to a person or entity which acquires and succeeds to the business of such party (as it relates to this Agreement) substantially as a going concern, in each case without the consent of the other party, provided that Purchaser and Seller shall remain liable for all of their respective obligations under this Agreement.

(f) Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Seller and Purchaser or (b) by a waiver in accordance with Section 14(g).

(g) Waiver. Any party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (iii) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(h) Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER DOES NOT MAKE AND HAS NOT MADE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASED ASSETS THEMSELVES (INCLUDING THE VALUE, CONDITION OR USE OF ANY PURCHASED ASSET), ANY BUSINESS OPPORTUNITIES INVOLVING THE PRODUCTS OR THE USE OF THE PURCHASED ASSETS, OR OTHERWISE WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO PURCHASER, INCLUDING, WITHOUT LIMITATION, AS TO THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP OR USE OF THE PURCHASED ASSETS BY PURCHASER AFTER THE CLOSING.

(i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in the State of Wisconsin. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Wisconsin state or federal court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

(j) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(k) Benefit. This Agreement shall be binding upon and inure to the benefit and burden of and shall be enforceable by Seller and Purchaser and their respective successors and permitted assigns.

(l) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(m) Costs/Expenses. Except as otherwise provided herein, each party shall pay its own costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby, even if the transactions contemplated hereby are not consummated or closed.

(n) Bulk Sales Compliance. Seller represents that the Purchased Assets do not constitute the majority of (or a substantial part of) Seller’s assets, and accordingly the transactions contemplated by this Agreement are not subject to the Wisconsin Bulk Sales Law.

(signature page to follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:		PURCHASER:

ALLIANCE LAUNDRY SYSTEMS LLC.		SANKOSHA ENGINEERING CO., LTD.

By:	/s/ Bruce P. Rounds	By:	/s/ Mitsuyuki Uchikoshi
	Bruce P. Rounds		Mitsuyuki Uchikoshi
Its:	VP-CFO	Its:	President

(Signature Page to Asset Purchase Agreement)

SCHEDULE I

DOMAIN NAMES

ajaxpress.info

ajaxpress.com

TRADEMARKS

Registration No.	Jurisdiction	Trademark	Registrant	Class(es)	Goods
94549086	France	AJAX & Design	ALLIANCE LAUNDRY SYSTEMS LLC	07, 11	Laundry And Dry Cleaning Machinery And Equipment For Commercial Use. Class 7. Tumblers And Dryers For Laundry And Textiles For Commercial And Industrial Use. Class 11.

607471	Japan	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC	07	Laundry Presses And Dry-Cleaning Presses With Air Pressure Powers, Electric Switches And Electric Motors. Class 7.

505411	Mexico	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC	11	Dryers And Tumblers For Clothing And Textiles, For Commercial And industrial Use. Class 11.

94549085	France	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC	07, 11	Laundry And Dry Cleaning Machinery And Equipment For Commercial Use. Class 7. Tumblers And Dryers For Laundry And Textiles For Commercial And Industrial Use. Class 11.

3796/64	South Africa	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC	07	Laundry Presses And Dry-Cleaning Presses. Class 7.

32296	Greece	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC	07	Laundry Presses, Presses For Dry Cleaning, Laundry Apparatus And Machinery. Class 7.

334587	Switzerland	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC	07	Laundry Presses, Dry Cleaning Presses, Laundry Machines. Class 7.

1129715	Germany	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC	07, 11, 21	Foreign. Classes 7, 11 And 21.

436924	Benelux	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC	07, 11, 21	Foreign. Classes 7, 11 And 21.

Schedule I-1

Registration No.	Jurisdiction	Trademark	Registrant	Class(es)	Goods
293609	Canada	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC		Commercial Laundry And Dry Cleaning Equipment Namely: Laundry Presses And Dry Cleaning Presses. Commercial Laundry And Dry Cleaning Equipment Namely: Laundry Tumblers (Dryers). Laundry Washer-Extractors. Dry Cleaning Dry-To-Dry Units.

856311	China, People’s Republic of	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC	07	Laundry Machinery And Equipment. Class 7.

305/1965	Hong Kong	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC	07	Laundry Presses, Dry-Cleaning Presses, Laundry Appliances And Machines. Class 7.

289109	Mexico	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC	7	Washing Machines And Devices, Including Laundry Machines, Dry Cleaning Equipment, As Well As The Parts And Components Thereof, Shall Be Considered An Infraction. Class 7.

1500201	United States	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC	07	Laundry And Drycleaning Machines And Equipment For Commercial And industrial Use, Namely, Washer-Extractors, Tumblers, Dryers, Laundry Presses, Shirt Cabinet Presses Large And Small, Shirt Rotary Presses, Collar And Cuff Presses, Sleevers, Folding Tables, Drycleaning Presses, Form Finishers, Pants Toppers, Drycleaning Machines, Vapor Adsorbers And Controls Sold As A Unit With The Above Items. Class 7.

61629	Austria	AJAX	ALLIANCE LAUNDRY SYSTEMS LLC	7, 9, 17, 21	Machinery For Laundry And Cleaning Establishments, Including Ironers And Automatic Machines For Ironing And/Or Folding And/Or Packing Shirts, And Parts Thereof. Class 7, 9, 17 and 21.

Schedule I-2

PATENTS

US PATENT NO.	INVENTOR	PATENT TITLE	DATE ISSUED	DATE EXPIRES
4,843,745	OBERLY	PRESS AND METHOD OF MAKING SAME	July 4, 1989	July 4, 2006
5,065,535	GILL ET AL	INDEX SYSTEM FOR ROTARY GARMENT PRESS	November 19, 1991	November 19, 2008
5,692,326	MOHAN ET AL	SHIRT PRESSING APPARATUS W/MOVEABLE CUFF	December 7, 1997	June 7, 2016
5,970,637	MOHAN ET AL	AUTOMATIC SHIRT PRESSING SYSTEM W/VACUUM SYSTEMS	October 26, 1999	May 29, 2018

FOREIGN PATENT REGISTRATIONS

PATENT NO.	INVENTOR	PATENT TITLE	DATE ISSUED	DATE EXPIRES
57509-Taiwan		Garment Press	January 12, 1991

DRAWINGS

Drawing Type	#
AutoCAD (dwg)	3258
AutoCAD (dxf)	2828
ME10	82
Scan (tif)	5039
Scan (PDF)	49
Scan (bmp)	11
Scan (jpg)	153
Plot	2
Hardcopy Prints/Instructions	Range: 4,480 to 7,337

Schedule I-3

Ajax Component Breakdown

	Presses	LGCAB	DB	SMCAB	ACC
Assemblies	481	232	109	275	2
Fabricated Weldments	669	481	367	383	0
Purchased	951	974	656	1,277	4
Literature	93	50	13	70	1